As filed with the Securities and Exchange Commission on June 11, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 7, 2013

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 7, 2013, B&G Foods, Inc., B&G Foods North America, Inc., a wholly owned operating subsidiary of B&G Foods, OT Acquisition, LLC, a wholly owned subsidiary of B&G Foods North America formed for the purposes of effecting the transaction, Robert’s American Gourmet Food, LLC dba Pirate Brands, VMG Pirate’s Booty Blocker, Inc., VMG Equity Partners GP, L.P., VMG Tax-Exempt, L.P. and VMG Partners, LLC entered into a Stock Purchase Agreement and Agreement and Plan of Merger, pursuant to which B&G Foods North America has agreed to acquire Pirate Brands and VMG Pirate’s Booty Blocker, through a stock purchase and merger, for a purchase price of $195 million in cash, subject to adjustments based upon indebtedness, working capital and transaction expenses of the business at closing.  B&G Foods is a party to the agreement solely for the purpose of guarantying the obligations of B&G Foods North America and OT Acquisition under the agreement.

The agreement contains customary representations, warranties, covenants and indemnification provisions.  Subject to regulatory approval and the satisfaction of customary closing conditions set forth in the agreement, B&G Foods expects the acquisition to close in July 2013.

None of B&G Foods, B&G Foods North America, OT Acquisition or any of their affiliates, or any director or officer of B&G Foods, B&G Foods North America or OT Acquisition, or any associate of any such director or officer, has any material relationship with any of the other parties identified above.

B&G Foods intends to fund the acquisition and fees and expenses related to the acquisition with the remaining net proceeds of its recently completed senior notes offering and additional revolving credit borrowings under its existing senior secured credit facility.

The agreement has been filed as Exhibit 2.1 to this report to provide investors and securities holders with information regarding its terms.  It is not intended to provide any other factual information about the parties to the agreement or the Pirate Brands business.  The agreement contains representations and warranties that the parties to the agreement made solely for the benefit of each other.  The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the agreement.  In addition, these representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors and securities holders, and (iii) were made only as of the date of the agreement or as of such other date or dates as may be specified in the agreement.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of the agreement, which subsequent information may or may not be fully reflected in B&G Foods’ public disclosures.  Investors and securities holders are urged not to rely on such representations and warranties as characterizations of the actual state of facts or circumstances at this time or any other time.

Item 7.01.  Regulation FD Disclosure.

On June 10, 2013, B&G Foods issued a press release announcing the execution and delivery of the agreement described above and held a conference call to discuss the transaction.  As stated in the press release, a replay of the conference call may be accessed at the Investor Relations section of B&G Foods’ website or at the telephone numbers set forth in the press release.  The information contained in the press release, which is attached to this report as Exhibit 99.1, is incorporated by reference herein and is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

2.1

Stock Purchase Agreement and Agreement and Plan of Merger, dated as of June 7, 2013, among Robert’s American Gourmet Food, LLC, VMG Pirate’s Booty Blocker, Inc., VMG Equity Partners GP, L.P., VMG Tax-Exempt, L.P., VMG Partners, LLC, B&G Foods North America, Inc., OT Acquisition, LLC and B&G Foods, Inc., as Guarantor. In accordance with the instructions to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Stock Purchase Agreement and Agreement and Plan of Merger are not filed herewith. The Stock Purchase Agreement and Agreement and Plan of Merger identifies such schedules and exhibits, including the general nature of their content. B&G Foods undertakes to provide such schedules and exhibits to the SEC upon request.

99.1	Press Release dated June 10, 2013, furnished pursuant to Item 7.01

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: June 11, 2013	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel and Secretary